Exhibit 99.1

Alzamend Neuro Announces Agreement for Registered Direct Offering and Concurrent Private Placement for an Aggregate of up to $25 Million

ATLANTA, GA, May 9, 2024 -- Alzamend Neuro, Inc. (Nasdaq: ALZN) (“Alzamend”), a clinical-stage biopharmaceutical company focused on developing novel products for the treatment of Alzheimer’s disease (“Alzheimer’s”), bipolar disorder (“BD”), major depressive disorder (“MDD”) and post-traumatic stress disorder (“PTSD”), announced today that it has entered into a Securities Purchase Agreement (the “Agreement”) with an institutional investor (the “Investor”) for the purchase and sale of 50 shares of its Series A Convertible Preferred Stock (the “Preferred Shares”), stated value $10,000 per share in a registered direct offering, for $500,000.

In addition, in a concurrent private placement, the Investor agreed to purchase up to an additional 2,450 Preferred Shares, of which 50 shares will be purchased at the initial closing and the remaining Preferred Shares over a period of time as set forth in the Agreement, for an aggregate purchase of up to $25 million of Preferred Shares.

The Preferred Shares will be senior to all other classes of preferred stock the Company has outstanding, as well as senior to the Company’s common stock (“Common Stock”). Each Preferred Share shall be convertible, subject to Nasdaq limitations until such time as stockholder approval is obtained, at the holder’s option into shares of Common Stock at a conversion price equal to the greater of (i) $0.25 per share (the “Floor Price”) which Floor Price shall, except for voting rights purposes, be adjusted for stock dividends, stock splits, stock combinations and other similar transactions, and (ii) the lesser of (A) $1.50 and (B) 80% of the lowest closing price of the Common Stock during the three trading days immediately prior to the date of conversion (the “Conversion Price”). The Conversion Price will be subject to standard anti-dilution provisions in connection with any stock split, stock dividend, subdivision or similar reclassification of the Common Stock. The Preferred Shares also has “full ratchet” price protection in the event the Company should issue securities at a lower price than the Conversion Price. The Preferred Shares shall pay a dividend at an annual rate of 15%, which the Company shall pay, at the Investor’s election, either in cash or Preferred Shares.

Further, the Investor will receive unregistered warrants (“Warrants”) to purchase up to 20 million shares of Common Stock, presuming that the full amount of the Preferred Shares is sold, be immediately exercisable for five years at $1.25 per share, subject to adjustment.

The closing of the registered direct offering and the concurrent private placement is expected to occur on or about May 10, 2024, subject to the satisfaction of customary closing conditions and the receipt of certain third party consents.

The proceeds from the Financing will be used to initiate additional clinical trials by Alzamend for its two product candidates and general working capital purposes.

Additional information regarding the securities described above and the terms of the Financing will be included in a Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission (“SEC”).

The Preferred Shares (and the shares of Common Stock issuable upon conversion of the Preferred Shares) being offered in the registered direct offering (but not the additional Preferred Shares and Warrants being in the concurrent private placement or the shares of Common Stock underlying the additional Preferred Shares and Warrants) are being offered by Alzamend pursuant to a “shelf” registration statement on Form S-3 (File No. 333-273610) previously filed with the Securities and Exchange Commission (the “SEC”) on August 2, 2023 and declared effective by the SEC on August 10, 2023. The offering of the Preferred Shares (and the shares of Common Stock issuable upon conversion of such Preferred Shares) in the registered direct offering is made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and accompanying prospectus relating to the registered direct offering will be filed with the SEC.

The additional Preferred Shares not being offered in the registered direct offering as well as the Warrants described above are being issued in a concurrent private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder and, along with the shares of Common Stock underlying such additional Preferred Shares and Warrants, have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the additional Preferred Shares, Warrants and the underlying shares of Common Stock issuable upon conversion of such additional Preferred Shares and Warrants may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of shares of the Company’s common stock in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

For more information on Alzamend, stockholders, investors, and any other interested parties may read Alzamend’s public filings and press releases available under the Investor Relations section at https://www.alzamend.com/ or available at https://www.sec.gov/.

About Alzamend Neuro

Alzamend Neuro is a clinical-stage biopharmaceutical company focused on developing novel products for the treatment of Alzheimer’s, BD, MDD and PTSD. Our mission is to rapidly develop and market safe and effective treatments. Our current pipeline consists of two novel therapeutic drug candidates, AL001 - a patented ionic cocrystal technology delivering lithium via a therapeutic combination of lithium, salicylate and L-proline, and ALZN002 - a patented method using a mutant-peptide sensitized cell as a cell-based therapeutic vaccine that seeks to restore the ability of a patient’s immunological system to combat Alzheimer’s. Both of our product candidates are licensed from the University of South Florida Research Foundation, Inc. pursuant to royalty-bearing exclusive worldwide licenses.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and Alzamend undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect Alzamend’s business and financial results are included in Alzamend’s filings with the U.S. Securities and Exchange Commission. All filings are available at www.sec.gov and on Alzamend’s website at www.Alzamend.com.

Contacts:

Email: Info@Alzamend.com or call: 1-844-722-6333